EXHIBIT 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Nos. 333-35887, 333-42182, 333-43081, 333-65327, 333-65329, 333-98811, 333-111076 and 333-111077 on Form S-8 of our report dated January 5, 2007, relating to the consolidated financial statements of Matrix Laboratories Limited and subsidiaries appearing in the Current Report on Form 8-K/A of Mylan Laboratories Inc. and subsidiaries.
/s/ Deloitte, Haskins & Sells
February 20, 2007